Exhibit 10.1

SIGNING DAY SPORTS, INC.

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

January 29, 2025

FirstFire Global Opportunities Fund, LLC

1040 First Avenue, Suite 190

New York, NY 10022

Attention: Eli Fireman

Email: eli@firstfirecap.com

Re: Offer of Voluntary Temporary Reduction of Exercise Price of Warrant

Dear Mr. Fireman:

Reference is made to that certain Common Stock Purchase Warrant of Signing Day Sports, Inc. (the “Company”), dated May 16, 2024, which may be exercised to purchase up to 28,646 shares of Common Stock (as defined therein) as adjusted for the Reverse Stock Split (as defined below) (the “Warrant”). According to the Company’s records, FirstFire Global Opportunities Fund, LLC (“you”, “your” or the “Warrant Holder”) is the holder of the Warrant.

On November 16, 2024, the Company effected a 1-for-48 reverse stock split (the “Reverse Stock Split”) of the Common Stock. In accordance with its terms, the Exercise Price (as defined by the Warrant) has been adjusted in proportion to the Reverse Stock Split ratio of one-for-forty-eight (1 for 48) from $0.30 to $14.40 per share, effective as of November 16, 2024. On December 2, 2024, you provided the Company with an exercise notice and purchased 10,000 shares of Common Stock. As of today, the Warrant may be exercised to purchase up to 18,646 shares of Common Stock.

The Company is writing to offer a voluntary temporary reduction in the Exercise Price of the Warrant from $14.40 per share to $1.25 per share, subject to the terms and conditions of this offer (the “Reduced Exercise Price”).

To accept this offer, then you must do all of the following by no later than February 12, 2025 (1) Countersign this letter indicating your agreement that (i) the Reduced Exercise Price is provided for by Section 2(g) of the Warrant, (ii) this offer, whether accepted or not, and regardless of the extent to which it is acted upon by you by exercise of the Warrant at the Reduced Exercise Price, shall not cause any adjustment to the number of shares issuable upon exercise of the Warrant notwithstanding anything to the contrary in Section 2(h) of the Warrant or otherwise, (iii) this offer, whether accepted or not, shall have no effect on any of the terms and conditions of that certain Redemption Agreement, dated as of August 12, 2024, between the Company and the Warrant Holder (the “Redemption Agreement”), and that any exercise of the Warrants at the Reduced Exercise Price shall reduce the Redemption Price (as defined by the Redemption Agreement) for a certain number of Warrant Shares of the remaining unexercised portion of the Warrants by the same amount as would apply to an exercise of the Warrants for such number of Warrant Shares at the initial Exercise Price of $14.40 per share, (iv) this offer is conditioned on its approval by the Board of Directors of the Company, and (v) any anti-dilution rights under or applicable to the Warrant with respect to any “at the market offering” (as defined under Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”)), including, but not limited to, any such rights that may be provided for under Section 2 of the Warrant, shall be permanently waived; (2) complete and deliver the questionnaire attached hereto as Attachment 1 that certifies that you are an “accredited investor” within the meaning of Rule 501(a) of Regulation D as promulgated under the Securities Act; (3) fully or partly exercise the Warrant held by you by completion and delivery to the Company of an Exercise Notice in the form attached thereto by no later than February 12, 2025; and (4) pay the Aggregate Exercise Price (as defined by the Warrant) of the exercised the Warrant at the Reduced Exercise Price to the Company in cash or wire transfer of funds to the bank account information attached hereto as Attachment 2, and otherwise in accordance with the terms of the Warrant. By acceptance of this offer, you also agree that (1) any attempt to exercise the Warrant by cashless exercise at the Reduced Exercise Price shall be null and void. Upon receipt of payment for exercise, duly-executed exercise notice and questionnaire, the Company will issue the number of Warrant Shares (as defined by the Warrant) provided for under the exercised Warrant(s) in the manner provided for under the Warrant. To the extent that you choose not to participate in this offer according to its terms prior to February 12, 2025, then the Exercise Price shall revert to $14.40 per share as to any unexercised portion of the Warrant.

This letter shall constitute a notice with respect to the foregoing pursuant to Section 8(f) of the Warrants.

Very truly yours,

Signing Day Sports, Inc.

By:	/s/ Daniel Nelson
Name:	Daniel Nelson
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

FirstFire Global Opportunities Fund, LLC

By: FirstFire Capital Management LLC, its manager

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title:	Managing Member